SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

HEALTHCARE REALTY TRUST INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
COMMITTEE MEMBERSHIP
SELECTION OF AUDITORS
EXECUTIVE COMPENSATION
PENSION PLAN TABLE
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPARATIVE PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
GENERAL INFORMATION

3310 WEST END AVENUE
SUITE 700
NASHVILLE, TENNESSEE 37203

March 29, 2002

TO OUR SHAREHOLDERS:

      You are cordially invited to attend the 2002 annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held on Tuesday, May 14, 2002, at 10:00 a.m. (local time) at the Company’s executive offices at 3310 West End Avenue, Suite 700, Nashville, Tennessee.

      Please read the enclosed 2001 Annual Report to Shareholders and Proxy Statement for the 2002 annual meeting. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy, which is being solicited by the Board of Directors, as soon as possible so that your vote will be recorded. If you attend the meeting, you may withdraw your proxy and vote your shares personally.

Sincerely,

/s/ DAVID R. EMERY
David R. Emery
Chairman and Chief Executive Officer

IMPORTANT

COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY

AND RETURN IT PROMPTLY.

3310 WEST END AVENUE

SUITE 700
NASHVILLE, TENNESSEE 37203

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 14, 2002

TO OUR SHAREHOLDERS:

      The annual meeting of shareholders of Healthcare Realty Trust Incorporated (the “Company”) will be held on Tuesday, May 14, 2002, at 10:00 a.m. (local time) at 3310 West End Avenue, Suite 700, Nashville, Tennessee, for the following purposes:

(1) To elect three nominees as Class 3 directors;

(2) To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2002; and

(3) To transact any other business that properly comes before the meeting or any adjournment thereof.

      Holders of the Company’s Common Stock and 8 7/8% Series A Voting Cumulative Preferred Stock of record at the close of business on March 14, 2002 are entitled to vote at the meeting or at any adjournment of the meeting.

Dated: March 29, 2002

By order of the Board of Directors

David R. Emery
Chairman and Chief Executive Officer

IMPORTANT

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

3310 WEST END AVENUE

SUITE 700
NASHVILLE, TENNESSEE 37203

PROXY STATEMENT

       This Proxy Statement contains information related to the annual meeting of shareholders to be held at 3310 West End Avenue, Suite 700, Nashville, Tennessee, on Tuesday, May 14, 2002, at 10:00 a.m. (local time) for the purposes set forth in the accompanying notice, and at any adjournment thereof. This Proxy Statement and the accompanying proxy are first being mailed or given to shareholders on or about March 29, 2002.

      If the enclosed proxy is properly executed, returned and not revoked, it will be voted in accordance with the instructions, if any, given by the shareholder, and if no instructions are given, it will be voted (a) FOR the election as directors of the nominees described in this Proxy Statement, (b) FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors, and (c) FOR the recommendation of the Board of Directors on any other proposal that may properly come before the meeting. The persons named as proxies in the enclosed proxy were selected by the Company’s Board of Directors.

      Shareholders who sign proxies have the right to revoke them at any time before they are voted by written request to the Company, and the giving of the proxy will not affect the right of a shareholder to attend the meeting and vote in person.

      The close of business on March 14, 2002 has been fixed as the record date for the determination of shareholders entitled to vote at the meeting. As of the close of business on such date, the Company had 150,000,000 authorized shares of common stock, $.01 par value (the “Common Stock”), of which 41,877,674 shares were outstanding and entitled to vote and 50,000,000 authorized shares of preferred stock, of which 3,000,000 shares designated as the 8 7/8% Series A Voting Cumulative Preferred Stock (the “Preferred Stock”) were outstanding and entitled to vote. The Common Stock and the Preferred Stock are the Company’s only outstanding classes of voting stock.

      Each share of Common Stock and Preferred Stock (together, the “Voting Stock”) will have one vote, voting as a single class, on each matter to be voted upon at the meeting.

ELECTION OF DIRECTORS

      The Board of Directors is divided into three classes having three-year terms that expire in successive years. The current three-year term of the Class 3 directors expires at the 2002 annual meeting. The Board of Directors proposes that the nominees described below, all of whom are currently serving as Class 3 directors, be re-elected to Class 3 to serve until the annual meeting of shareholders in 2005 or until their successors have been elected. Each nominee has consented to be a candidate and to serve, if elected.

      According to Maryland law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The Company’s Articles of Incorporation do not provide for cumulative voting and, accordingly, each shareholder may cast one vote per share of Voting Stock for each nominee.

      Unless a proxy shall specify otherwise, the persons named in the proxy will vote the shares covered thereby for the nominees designated by the Board of Directors listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the current Board of Directors.

Class 3 Nominees

      The nominees for election as Class 3 directors are:

			Director
Name	Age	Principal Occupation	Since

Class 3 — 2002

David R. Emery	57	Chairman of the Board of Directors and Chief Executive Officer of Healthcare Realty Trust Incorporated	1993

Batey M. Gresham, Jr.	67	Founder, Gresham, Smith & Partners (architects), Nashville, Tennessee	1993

Dan S. Wilford	61	President and Chief Executive Officer of Memorial Hermann Healthcare System (hospital system), Houston, Texas; Mr. Wilford will retire from Memorial Hermann on November 1, 2002	2002

Continuing Directors

      The persons named below will continue to serve as directors until the annual meeting of shareholders in the year indicated and until their successors are elected and take office. Shareholders are not voting on the election of the Class 1 and Class 2 directors.

			Director
Name	Age	Principal Occupation	Since

Class 1 — 2003

Charles Raymond Fernandez, M.D.	58	Chief Executive Officer and Chief Medical Officer, Piedmont Clinic, Atlanta, Georgia since November, 1999; previously Medical Director, Nalle Clinic, Charlotte, North Carolina	1993

Errol L. Biggs, Ph.D.	61	Director-Center for Health Administration and Professor and Director-Programs in Health Administration, University of Colorado; President, Biggs & Associates (consulting company), Castle Rock, Colorado	1993

Class 2 — 2004

Marliese E. Mooney	72	Independent healthcare consultant, Fort Myers, Florida	1993

Edwin B. Morris III	62	Managing Director, Morris & Morse Company, Inc. (real estate financial consulting firm), Boston, Massachusetts	1993

John Knox Singleton	53	President and Chief Executive Officer, Inova Health Systems, Falls Church, Virginia	1993

      Except as indicated, each of the nominees and continuing directors has had the principal occupation indicated for more than five years.

      Dan S. Wilford was elected a director by the Board on February 21, 2002 to fill the vacancy created when Thompson S. Dent resigned as a Class 3 director effective February 14, 2001.

Meetings of the Board of Directors and Committees

      The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. All committee members are non-employee, independent directors except David R. Emery, the Chairman of the Board and Chief Executive Officer of the Company. The Company’s Board of Directors has no standing nominating committee. The following table sets forth the current members of the committees:

COMMITTEE MEMBERSHIP

Name	Executive		Audit		Compensation

Errol L. Biggs, Ph.D.			X

David R. Emery	(X	)

Charles Raymond Fernandez, M.D.			X

Batey M. Gresham, Jr.					X

Marliese E. Mooney			(X	)

Edwin B. Morris III					(X	)

John Knox Singleton	X				X

Dan S. Wilford	X

( ) Chairman

Executive Committee	No meetings

•	Acts on behalf of the Board of Directors on all matters concerning the management and conduct of the business and affairs of the Company except those matters that cannot by law be delegated by the Board.

Audit Committee	Three meetings in 2001

•	Reviews and implements the Audit Committee charter and prepares a report to the Board.
•	Recommends to the Board of Directors the selection of a firm of certified public accountants whose duty it is to audit the books and accounts of the Company and its subsidiaries for the fiscal year in which it is appointed.
•	Meets with the auditors and management of the Company to review the scope of the audit and the audit procedures to be utilized.
•	Reviews the adequacy and effectiveness of the accounting and financial controls of the Company.
•	Reviews the financial statements and discusses them with management and the accountants.

Compensation Committee	Two meetings in 2001

•	Establishes a general compensation policy for the Company and approves increases in directors’ fees and salaries paid to officers and senior employees earning in excess of an annual base salary of $200,000.
•	Administers all of the Company’s employee benefit plans, including any stock option and restricted stock plans, bonus plans, retirement plans, stock purchase plans and medical, dental and insurance plans.
•	Determines, subject to the provisions of the Company’s plans, the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised.

Meeting Attendance

      The Board of Directors held a total of five meetings in 2001. Each director attended at least 75% of the meetings of the Board and committees of the Board on which such director served.

Compensation of Directors

      Directors who are employees of the Company receive no additional compensation for their services as directors. Each non-employee director receives:

•	An annual retainer of $24,000;
•	A meeting fee of $1,000 for each Board or committee meeting attended (but only one fee in the event that more than one such meeting is held on a single day);
•	An annual grant of 150 restricted shares of Company Common Stock; and
•	Reimbursement for necessary travel expenses incurred in attending such meetings.

      The Company’s retirement plan for non-employee directors provides that when an eligible director reaches age 65 and has completed five years of service with the Company, such director shall receive an annual amount equal to the director’s compensation immediately preceding retirement from the Board of Directors for a period of not more than 15 years. A director who dies will receive benefits as if the director retired from the Board of Directors on the day before his or her death. If a retired director dies before the end of his or her payment period, his or her beneficiary will receive the remaining benefits for the balance of the payment period.

      Each non-employee director receives an automatic grant, at the conclusion of each annual meeting, of 150 restricted shares of the Company’s Common Stock. Such shares are restricted for three years from the date of grant and are granted as of the Annual Meeting date. Such shares are subject to forfeiture upon the occurrence of certain events. Shares subject to the risk of forfeiture may not be sold, assigned, pledged or otherwise transferred. Subject to the risk of forfeiture and transfer restrictions, directors shall have all rights as shareholders with respect to restricted shares, including the right to vote and receive dividends or other distributions on such shares. As of January 31, 2002, non-employee directors had received an aggregate of 15,003 restricted shares.

The Board of Directors recommends that the shareholders vote FOR the election of all of the proposed nominees to the Board of Directors.

SELECTION OF AUDITORS

      Upon the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP, Certified Public Accountants, as the Company’s independent auditors for fiscal year 2002, subject to the approval of the shareholders. This firm has served as the independent auditors of the Company since the Company’s formation in 1992. Representatives of this firm are expected to be present at the meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

      The affirmative vote of a majority of the votes cast at the meeting is needed to ratify the appointment of Ernst & Young as the Company’s independent auditors for fiscal year 2002. If the appointment is not approved, the matter will be referred to the Audit Committee for further review.

Audit and Non-Audit Fees

      The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for 2001, and fees billed for other services rendered by Ernst & Young LLP for fiscal 2001:

Audit fees	$220,055

Financial information systems design and implementation	0

All other fees:

Other audit-related services(1)	$114,950

Other non-audit services(2)	$13,795

Total all other fees	$128,745

(1)	Such services consisted primarily of SEC registration statement related work, audits of employee benefit plans, and accounting consultation.
(2)	Such services consisted of consulting services for the Compensation Committee of the Board of Directors on executive compensation matters.

      All non-audit services were reviewed with the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Board recommends that the shareholders vote FOR ratification of the appointment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

      The following table reports as of January 31, 2002 beneficial ownership of the Company’s equity securities in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. This means that all Company securities over which the directors, nominees and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. None of these persons owns any Preferred Stock, except that the wife of John Knox Singleton owns 500 shares. The Company knows of no single person or group that is the beneficial owner of more than 5% of the Company’s Common Stock or Preferred Stock.

	Common		Percent of
	Shares		Common Shares
Name	Beneficially		Beneficially
of Beneficial Owner	Owned(1)		Owned

David R. Emery	733,480	(2)(3)	1.8%

Timothy G. Wallace	341,897	(4)	*

Roger O. West	313,973	(5)	*

Charles Raymond Fernandez, M.D.	7,808	(6)	*

Errol L. Biggs, Ph.D.	2,421	(7)	*

Marliese E. Mooney	3,039	(8)	*

Edwin B. Morris III	2,698	(9)	*

John Knox Singleton	26,689	(9)(10)	*

Batey M. Gresham, Jr.	4,480	(9)	*

Dan S. Wilford	0		0

All executive officers and directors as a group (10 persons)	1,436,485		3.4%

*	Less than 1%

(1)	Pursuant to the rules of the Securities and Exchange Commission, restricted shares of Common Stock that the recipient does not have the ability to vote or to receive dividends on are not included.
(2)	Includes 143,352 shares owned by the Emery Family Limited Partnership and 1,448 shares owned by the Emery Family 1993 Irrevocable Trust. Mr. Emery is a limited partner of the partnership and a beneficiary of the trust, but has no voting or investment power with respect to the shares owned by such partnership or trust.
(3)	Includes 588,680 shares of restricted stock granted pursuant to the 1993 Employees Stock Incentive Plan.
(4)	Includes 308,959 shares of restricted stock granted pursuant to the 1993 Employees Stock Incentive Plan.
(5)	Includes 310,735 shares of restricted stock granted pursuant to the Company’s 1993 Employees Stock Incentive Plan.
(6)	Includes 2,166 shares of stock granted pursuant to the Company’s 1995 Restricted Stock Plan for Non-Employee Directors of which 450 are shares of restricted stock.
(7)	Includes 2,156 shares of stock granted pursuant to the Company’s 1995 Restricted Stock Plan for Non-Employee Directors of which 450 are shares of restricted stock.
(8)	Includes 2,039 shares of stock granted pursuant to the Company’s 1995 Restricted Stock Plan for Non-Employee Directors of which 450 are shares of restricted stock.
(9)	Includes 2,198 shares of stock granted pursuant to the Company’s 1995 Restricted Stock Plan for Non-Employee Directors of which 450 are shares of restricted stock.

(10)	Of these shares, 2,267 are held in trust by Mr. Singleton for the benefit of his minor children, 453 are held jointly with Peggy T. Singleton, Mr. Singleton’s wife, 19,925 shares are owned by Mr. Singleton’s wife, and 1,846 are owned in an IRA.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s Common Stock or Preferred Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. These officers, directors and greater than 10% shareholders of the Company are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific due dates for these reports and the Company is required to report in this Proxy Statement any failure to file reports as required during 2001.

      Based upon a review of these filings and written representations from the Company’s directors and executive officers, the Company believes that, except as set forth below, all reports required to be filed with the SEC by Section 16(a) during the most recent fiscal year or prior fiscal years have been filed, and no other reports were required.

      The following reports were not timely filed: the filings to report the issuance of 150 restricted shares of Common Stock to each of the non-employee directors (Messrs. Fernandez, Biggs, Morris, Singleton, and Gresham and Ms. Mooney), which were due on February 14, 2002, were received one day late on February 15, 2002.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table reflects the compensation of the Named Executive Officers:

					Long-Term
					Compensation
		Annual Compensation
							Securities	All
				Other Annual	Restricted		Underlying	Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Stock Awards		Options/SARs	Compensation(2)

David R. Emery	2001	$446,950	0	$18,198	$2,006,200	(3)	0	$1,545

Chairman of the Board and	2000	$434,775	0	$18,199	$1,033,600	(3)	0	$1,475

Chief Executive Officer	1999	$425,000	$450,000	$17,658	$641,750	(3)	0	$17,733

Timothy G. Wallace	2001	$289,210	0	$17,265	$1,101,927	(3)	0	0

Executive Vice President	2000	$281,325	0	$7,421	$668,801	(3)	0	0

and Chief Financial Officer	1999	$275,000	$300,000	$7,237	$415,250	(3)	0	0

Roger O. West	2001	$289,210	0	$12,378	$1,101,927	(3)	0	0

Executive Vice President	2000	$281,325	0	$10,413	$668,801	(3)	0	0

and General Counsel	1999	$275,000	$300,000	$10,094	$415,250	(3)	0	0

(1)	Reflects cost of life and supplemental disability insurance premiums paid by the Company.
(2)	Represents certain financial and tax planning services paid on behalf of Mr. Emery.
(3)	Each of the Named Executive Officers received restricted shares of Common Stock both (a) in lieu of an annual cash bonus in 1999 through 2001, and (b) pursuant to long-term incentive awards in 2001. The shares were issued based upon attainment of specified target objectives, and the shares will fully vest without restriction if the executives remain employees of the Company for the specified periods. During the restricted period, holders may vote the shares and receive all dividends thereon. The following table sets forth certain information concerning such restricted stock issuances. The stock values indicated in the table do not reflect any diminution of value attributable to the restrictions on such shares.

		Shares				Shares
		Issued in				Issued
		Lieu of	Stock	Stock		Pursuant to	Stock	Stock
		Annual	Price at	Value at		Long-Term	Price at	Value at
		Cash	Year	Year	Years to	Incentive	Grant	Grant
Executive	Year	Bonus	End	End(1)	Vest(2)	Awards	Date	Date(1)

David R. Emery	2001	27,328	$28.00	$765,184	8	56,250	$22.0625	$1,241,016
	2000	48,640	$21.250	$1,033,600	8	—	—	—
	1999	41,072	$15.625	$641,750	5	—	—	—

Timothy G. Wallace	2001	17,686	$28.000	$495,208	8	27,500	$22.0625	$606,719
	2000	31,473	$21.250	$668,801	8	—	—	—
	1999	26,576	$15.625	$415,250	5	—	—	—

Roger O. West	2001	17,686	$28.000	$495,208	8	27,500	$22.0625	$606,719
	2000	31,473	$21.250	$668,801	8	—	—	—
	1999	26,576	$15.625	$415,250	5	—	—	—

[Additional columns below]

[Continued from above table, first column(s) repeated]

Value
		Number	of all
		of all	Restricted
		Restricted	Shares
		Shares	Held at
	Years	Held at	Year
Executive	to Vest(2)	Year End	End(1)

David R. Emery	12	392,602	$10,992,856
	—	—	—
	—	—	—

Timothy G. Wallace	12	208,773	$5,845,644
	—	—	—
	—	—	—

Roger O. West	12	210,549	$5,895,372
	—	—	—
	—	—	—

Stock Option Grants

      The Company did not have any stock options or stock appreciation rights outstanding, granted or exercised during 2001.

Pension or Retirement Plans

      The Company adopted an Executive Retirement Plan for its senior executives in 1993. Because it is a defined benefit plan, the amount of a retiree’s pension is calculated using pay and years of service as an employee, rather than by the market value of the plan’s assets as in defined contribution plans.

      Upon retirement, a participant receives an annual pension from the plan equal to 60% of the participant’s Final Average Annual Compensation, as defined below, plus 6% for each year of service after age 60 (90% for retirement at age 65 with at least five years of service). Plan benefits are reduced by the participant’s primary Social Security benefits and Company contributions to the participant’s 401(k) plan. The annual pension benefit is payable to the participant’s spouse upon the participant’s death.

      The retirement benefit is adjusted annually to reflect changes in the CPI index. In addition, a participant may elect to take the retirement benefit in a lump-sum payment equal to the present value of the cash payments that would otherwise be paid to the participant. Such present value shall be determined as of the date of delivery of the notice of election and shall be based on a discount rate on 90-day U.S. Treasury bills, as reported in the Wall Street Journal (or similar publication).

      “Final Average Annual Compensation,” which is calculated as the average of the three highest, not necessarily consecutive, years’ earnings, is based upon a participant’s annual salary and bonus. The value of any shares of Common Stock issued in lieu of cash bonuses will not be included as Final Average Annual Compensation in determining the annual pension.

      The Company will fund the benefits under the Retirement Plan in a “rabbi trust” for the benefit of the participants. The Compensation Committee selects eligible participants in the plan. As of March 15, 2002, the Compensation Committee has selected the following persons as the participants for this plan:

Years of Service
Name	As of December 31, 2001

David R. Emery	9

Timothy G. Wallace	9

Roger O. West	7

Fredrick M. Langreck	9

Rita Hicks Todd	9

      The following table illustrates the annual pension benefits upon the normal retirement age of 65 calculated before any offset of the employee’s primary Social Security benefits or Company contributions to the participant’s 401(k) plan:

PENSION PLAN TABLE

Final
Average	Years of Service
Annual
Compensation	5	10	15	20

50,000	45,000	45,000	45,000	45,000

100,000	90,000	90,000	90,000	90,000

150,000	135,000	135,000	135,000	135,000

200,000	180,000	180,000	180,000	180,000

250,000	225,000	225,000	225,000	225,000

300,000	270,000	270,000	270,000	270,000

350,000	315,000	315,000	315,000	315,000

400,000	360,000	360,000	360,000	360,000

450,000	405,000	405,000	405,000	405,000

500,000	450,000	450,000	450,000	450,000

600,000	540,000	540,000	540,000	540,000

700,000	630,000	630,000	630,000	630,000

800,000	720,000	720,000	720,000	720,000

900,000	810,000	810,000	810,000	810,000

1,000,000	900,000	900,000	900,000	900,000

Deferred Compensation Plan

      The Company has also adopted a Non-Qualified Deferred Compensation Plan, which allows eligible participants to defer and invest a portion of their compensation. The deferrals are credited to a participant’s account and invested in various securities designated by the Company selected by the participants. These investment options may be amended from time to time by the Company. Participants are 100% vested in their accounts. No matching funds are provided. As a result, the Company incurs no costs associated with the plan other than routine administrative expenses. Participants may elect benefit payments to commence either in the year 2010 or upon retirement. The participant can specify that his or her benefits be paid as a single lump sum or in annual installments over a period of between five and ten years. In the event of an employee’s termination, benefits are paid in a lump sum within 90 days following termination. The plan allows disabled employees to receive hardship withdrawals. The plan is administered by a committee consisting of three or more officers selected by the Compensation Committee. The plan committee has broad powers to interpret and administer the plan, including designating participants and investment options.

Employee Stock Purchase Plan

      The Company adopted the 2000 Employee Stock Purchase Plan (the “Purchase Plan”), which allows eligible employees of the Company and its subsidiaries to purchase shares of the Company’s Common Stock through regular payroll deductions and voluntary contributions at a price equal to the lesser of (i) 85% of the market price of the Company’s Common Stock on the first day of the grant year or (ii) 85% of the market price of the Company’s Common Stock on the purchase date. The Company has reserved 1,000,000 shares of Common Stock for issuance pursuant to the Purchase Plan, subject to adjustment resulting from (i) a stock dividend, split or combination, (ii) recapitalization or reclassification, (iii) a reorganization, merger or consolidation in which the Company is the surviving corporation or (iv) another similar change affecting the Company’s Common Stock.

Employment Contracts And Change-In-Control Arrangements

     David R. Emery

      Mr. Emery’s employment agreement, pursuant to which he serves as Chairman, President and Chief Executive Officer of the Company, has a five-year term that is automatically extended on January 1 of each year for an additional year. Under this agreement, Mr. Emery receives a 2002 base salary of $450,100 (which includes a cost of living adjustment) and annual increases at the discretion of the Compensation Committee of the Board of Directors, and is entitled to participate in the Company’s restricted stock plan and all other benefit programs generally available to executive officers of the Company. Mr. Emery is also entitled to receive an annual bonus at the discretion of the Compensation Committee.

      If Mr. Emery’s employment agreement is terminated for any reason other than for cause or upon Mr. Emery’s voluntary termination, he is entitled to receive his unpaid salary, earned bonus, vested, released, granted, or reserved stock awards, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan), and other benefits through the date of termination. In addition, Mr. Emery will receive as severance compensation his base salary for a period of three years following the date of termination and an amount equal to twice his average annual bonus during the two years immediately preceding his termination. Mr. Emery may elect to receive a lump sum severance amount equal to the present value of such severance payments (using a discount rate equal to the 90-day treasury bill interest rate in effect on the date of delivery of such election notice).

      If a “change-in-control” (as defined in the employment agreement) occurs, Mr. Emery may terminate his agreement and receive his accrued base salary and other benefits described above through the remaining term of the agreement and an amount equal to three times his average annual bonus during the two years immediately preceding the termination. In addition, Mr. Emery may elect to receive from the Company a lump sum severance payment (calculated as provided above) which may not be greater than three times his base salary. In such event, Mr. Emery is entitled to receive a tax gross-up payment as compensation for any excise tax imposed by Section 280(g) of the Internal Revenue Code which would be required to be paid.

      The Company may terminate Mr. Emery’s agreement for “cause,” which is defined to include material, substantial and willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or Mr. Emery’s material, substantial and willful breach of the employment agreement which has resulted in material injury to the Company. In the event of Mr. Emery’s termination for cause, he shall receive all accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan), and other benefits through the date of termination, but shall receive no other severance benefits.

      Mr. Emery’s agreement may also be terminated if Mr. Emery dies or becomes disabled and his disability continues for a period of 12 consecutive months. In the event of termination of the employment agreement because of Mr. Emery’s death or disability, Mr. Emery (or his estate) shall receive his unpaid salary, earned bonus, vested, released, granted or reserved stock awards, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan) and other benefits through the date of termination, but no additional severance except that, if Mr. Emery becomes disabled, the Company will maintain his insurance benefits for the remaining term of his employment agreement.

      The Company has agreed to indemnify Mr. Emery for certain liabilities arising from actions taken within the scope of his employment. Mr. Emery’s employment agreement contains restrictive covenants pursuant to which Mr. Emery has agreed not to compete with the Company during the period of Mr. Emery’s employment and any period following termination of his employment during which he is receiving severance payments except in the event of a change-in-control of the Company.

     Timothy G. Wallace

      The employment agreement with Mr. Wallace is similar in scope to Mr. Emery’s agreement. Mr. Wallace’s agreement has a five-year term that is automatically extended on January 1 of each year for an additional year. Under the agreement, Mr. Wallace receives a 2002 base salary of $291,300 (which includes a cost of living adjustment), and annual bonuses and salary increases at the discretion of the Compensation Committee. Mr. Wallace is entitled to participate in the Company’s executive incentive compensation plan as well as the restricted stock plan and other benefit programs available to Mr. Emery. The agreement provides that if Mr. Wallace’s employment is terminated, he will receive compensation similar to Mr. Emery’s. In the employment agreement, the Company has agreed to indemnify Mr. Wallace for certain liabilities arising from actions taken within the scope of his employment. Mr. Wallace has also agreed not to compete with the

Company during the period of his employment and any period during which he is receiving severance payments except in the event of a change-in-control of the Company.

  Roger O. West

      The Company’s employment agreement with Mr. West contains terms similar to those contained in the employment agreement for Mr. Emery. Mr. West’s agreement has a five-year term that is automatically extended on January 1 of each year for an additional year. Mr. West’s 2002 base salary is $291,300 (which includes a cost of living adjustment), and annual bonuses and salary increases at the discretion of the Compensation Committee. Mr. West is also entitled to participate in the Company’s executive incentive compensation plan as well as the restricted stock plan and other benefit programs available to Mr. Emery. The agreement provides that if Mr. West’s employment is terminated, he will receive compensation similar to Mr. Emery’s. In the employment agreement, the Company has agreed to indemnify Mr. West for certain liabilities arising from actions taken within the scope of his employment. Mr. West has also agreed not to compete with the Company during the period of his employment and any period during which he is receiving severance payments except in the event of a change-in-control of the Company.

Compensation Committee Interlocks And Insider Participation

      During 2001, the members of the Compensation Committee of the Board of Directors were Thompson S. Dent, Batey M. Gresham, Jr. and Edwin B. Morris III. Mr. Dent resigned as a director effective February 14, 2001. There are no interlocks among the members of the Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The following Report of the Compensation Committee and the performance graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

      The Compensation Committee establishes a general compensation policy for the Company and is responsible for approving increases in compensation paid to the executive officers of the Company within the framework of the policy. The Compensation Committee administers the Company’s employee benefit plans, including restricted stock plans and annual and long-term incentive plans. In addition, the Compensation Committee evaluates the performance of the executive officers of the Company and related matters. The Compensation Committee reviews its decisions with the full Board of Directors.

Comprehensive Executive Compensation Policy

      The Company’s compensation program for executives consists of three key elements:

•	Base salaries competitive with those paid to the executive officers of comparable real estate investment companies
•	Variable annual incentives, which would reflect executive contribution to the Company’s short-term objectives
•	A variable long-term incentive program utilizing share ownership in the Company reflecting executive contribution to the achievement of the Company’s long-term goals

      The Compensation Committee regularly reviews the executive compensation policies and practices of selected comparable publicly traded real estate investment companies, establishes base salaries, incentive target guidelines and equity grant practices for senior executive positions, and monitors share ownership guidelines for the senior executive officers of the Company. The following is a summary of the compensation policy of the Company established by the Compensation Committee:

      Base Salary. The base salary of each of the Company’s executive officers should be approximately one-third of the combined base salary and targeted annual and long-term incentive compensation. Salary increases consist of two components. The employment agreements with the executive officers require increases based on adjustments in the consumer price index. In addition, the Compensation Committee, in its discretion, can approve additional salary increases. The Compensation Committee bases all approvals for increases to base salaries upon an assessment, reflecting competitive market practices, of experience, tenure in position and individual and corporate performance. The President will review all salary recommendations for executive officers, except the recommendation for himself, with the Compensation Committee, which will be responsible for approving or disapproving these recommendations. The Compensation Committee will be solely responsible for determining the salary of Mr. Emery. In reviewing the President’s recommendations and determining base salaries, the Compensation Committee generally will continue to seek outside data and, as necessary, consult with independent compensation consultants.

      The fixed base salary has traditionally been at or below the median salary of comparable real estate investment companies. In January 1999, after reviewing salary ranges and supporting data for comparable publicly traded real estate companies, the Compensation Committee increased base salaries to a level generally at the median of the comparable company range. Since 2000, in light of the increase in base salary in 1999 and of other components of compensation described herein, the Compensation Committee has only increased the base salary of the executive officers by the increase in the cost of living.

      Annual Incentive Compensation. An executive’s annual incentive compensation reflects the degree to which the executive contributes to the realization of established short-term objectives of the Company and is intended to be a substantial incentive for the executive officers to achieve those objectives. This at-risk pay policy provides annual cash bonuses that are substantially measured as a percentage of base salary, thus enhancing the performance based component of the total cash compensation. Annual incentive compensation and the total annual cash compensation are intended to be competitive with prevailing market practices.

      The Compensation Committee administers the Executive Variable Incentive Plan (the “Bonus Incentive Plan”), pursuant to which it determines target annual incentive awards based upon two factors: corporate performance and individual performance. At the inception of the Bonus Incentive Plan, the Compensation Committee established a performance index to evaluate the Company’s corporate performance during each plan year. Corporate performance is measured in terms of the percentage of funds from operations available for the targeted dividend distributions during the plan year. The corporate performance index assumes that the Company has not successfully undertaken a public offering of its Common Stock or accomplished other significant additions to its capital which benefit the Company in the long-term, but could lower funds from operations in the short-term. In the event of such additions to capital, the Compensation Committee retains the authority to undertake adjustments to the awards to be delivered for such year. The individual performance index measures the degree the individual achieved performance objectives established by Mr. Emery, for executives other than himself, and, in the case of Mr. Emery, as established by the Compensation Committee.

      Since 1999, the Company felt that it would be in its best interest to encourage key management employees to increase their equity position in the Company. The Company presented these employees, including its vice presidents and regional managers, with the opportunity to elect to receive all or a portion of their annual cash bonuses in restricted stock of the Company under the 1993 Employees Stock Incentive Plan. Restricted stock awards were valued based upon the length of the restriction period elected by the employee. The President and each of the Executive Vice Presidents elected to take their entire annual incentive awards in restricted stock.

      The Compensation Committee is currently reviewing the Bonus Incentive Plan and retains the authority to make adjustments based on changed circumstances. For example, as the REIT industry moves from funds from operations to earnings per share as a measure of performance, the plans will be adjusted consistent with the Company’s general compensation philosophy to give effect to the new standard.

      Long-Term Incentive Compensation. Under the Company’s 1993 Employees Stock Incentive Plan, the Compensation Committee makes grants of restricted stock as a means of delivering long-term incentive to the Company’s executives to induce them to direct their efforts toward maximizing total returns to shareholders as measured over an extended period of time. The Compensation Committee has prepared long-term target objectives for the Company and has determined the long-term incentive awards to be made to designated executive officers, relating to the attainment of these objectives. Target objectives are measured by the cumulative total shareholder return, which is the current price of a share of the Company’s Common Stock, plus the cumulative dividends paid to date with respect to a share of Common Stock, adjusted to include the cumulative effect of per share dividend reinvestment, less the Company’s initial public offering share price of $19.50. The Compensation Committee has the sole authority to designate the recipients of the grants.

      An aggregate of 890,000 restricted shares have been granted under the 1993 plan to the executives upon attainment of the target objectives, and the shares will fully vest without restriction if the executives remain employees of the Company for specified periods. During the vesting period, the recipients receive dividends and have full voting rights to these shares. In 2002, an additional 445,000 shares were reserved for future grants of restricted stock to the executive officers (225,000 for Mr. Emery and 110,000 for each of Mr. Wallace and Mr. West). Until granted, these reserved shares have no dividend or voting rights.

      Stock Ownership Guidelines. In connection with the development of the executive long-term incentive compensation, Ernst & Young recommended the incorporation of target stock ownership guidelines for designated senior executives. In 1995, the Company implemented target share ownership guidelines for executive officers to promote share ownership and further align executive and shareholder interests. The guidelines state that within five years from the date of employment of the executive, it is expected that the executive would possess qualifying shares of the Company’s stock having an aggregate acquisition value equal to a multiple of base salary, generally determined as of the date of employment. Qualifying shares include (i) shares of the Company owned by the executive or the executive’s immediate family, or family entities and trusts and shares held for the executive’s benefit pursuant to a qualified plan and (ii) restricted stock of the Company regardless of the method of grant or acquisition. The Compensation Committee retains the authority to make exceptions to the target guidelines based upon changes in circumstances or otherwise to amend or alter the guidelines as the Compensation Committee may determine. Each of the executive officers currently owns sufficient shares to meet the target guidelines.

Compensation of Chief Executive Officer

      Under David R. Emery’s employment agreement, Mr. Emery’s annual base salary is subject to cost of living adjustments and annual increases at the discretion of the Compensation Committee. Mr. Emery is entitled to participate in the Bonus Incentive Plan, 1993 Employees Stock Incentive Plan, executive retirement plan and all other benefit programs generally available to executive officers of the Company. The Company does not provide Mr. Emery with incidental perquisites such as club memberships, company vehicles, or other similar items, although it does provide to him certain financial and tax planning assistance. The Compensation Committee considers a number of factors for establishing the base salary of the Chief Executive Officer of the Company, including growth, asset quality, competitive position, and profitability of the Company as compared with comparable publicly traded real estate companies. The Compensation Committee established Mr. Emery’s 2001 base salary, as the Chief Executive Officer, at $446,950. As Chief Executive Officer, Mr. Emery is entitled to earn an annual bonus incentive on the same basis as all other executive officers of the Company. Based upon the Company’s bonus criteria described above, Mr. Emery received a 2001 bonus of 27,328 shares of restricted stock in lieu of his incentive cash award, having an eight-year restriction period and in 2001 Mr. Emery received 56,250 shares of restricted stock pursuant to the 1993 Employees Stock Incentive Plan, having a 12-year restriction period. Under the long-term incentive component of Mr. Emery’s compensation, future awards under the 1993 plan to be granted as a result of attaining Company target objectives are to be made from a reservation in 2002 of 225,000 shares of restricted stock. Until granted, these shares have no dividend or voting rights.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation’s chief executive officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with this statute.

      Members of the Compensation Committee

               Edwin B. Morris III (Chairman)

               Batey M. Gresham, Jr.

AUDIT COMMITTEE REPORT

      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

      The Audit Committee of the Board of Directors of the Company consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange.

      The Company’s management has primary responsibility for preparing the Company’s financial statements and implementing internal controls over financial reporting. The Company’s independent auditors, Ernst & Young, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

      The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Company’s Board. The Charter was attached to the Company’s 2001 proxy statement filed with the SEC. In fulfilling its responsibilities for fiscal year 2001, the Audit Committee:

•	Reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2001;
•	Discussed with Ernst & Young the matters required to be discussed under Statement on Auditing Standards No. 61 relating to the conduct of the audit; and
•	Received the written disclosures and the letter from Ernst & Young regarding Ernst & Young’s independence as required by Independence Standards Board Standard No. 1, and discussed with Ernst & Young their independence from the Company.

      Based on the Audit Committee’s review of the audited financial statements and discussions with management and Ernst & Young as described above and in reliance thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended December 31, 2001 be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

      Members of the Audit Committee

               Marliese E. Mooney (Chairperson)

               Errol L. Biggs, Ph.D.
               Charles Raymond Fernandez, M.D.

COMPARATIVE PERFORMANCE GRAPH

      The SEC requires the Company to include in this Proxy Statement a line graph which compares the yearly percentage change in cumulative total shareholder return on the Company’s Common Stock with (a) the performance of a broad equity market indicator and (b) the performance of a published industry index or peer group. The following graph compares the monthly percentage change in the return on the Company’s Common Stock since January 1, 1997 with the cumulative total return on the Total Return Index for Equity REITs, published by the National Association of Real Estate Investment Trusts, Inc. and the Standard and Poor’s 500 Index. The graph assumes the investment on January 1, 1997 of $100 and that all dividends were reinvested at the time they were paid.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

AMONG HEALTHCARE REALTY TRUST INCORPORATED,
S&P 500 INDEX AND NAREIT EQUITY REIT INDEX

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

Healthcare Realty Trust Incorporated	100.00	117.23	96.79	75.81	116.22	167.84
S&P 500	100.00	133.37	171.44	207.52	188.62	166.62
NAREIT All Equity REIT index	100.00	120.26	99.21	94.63	119.59	136.24

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Thompson S. Dent, who resigned as a director of the Company effective February 14, 2001, is Chairman of the Board of PhyCor, Inc. The Company owns two properties which relate to doctor’s practices or clinics managed by PhyCor. The Company received revenues of $554,373 in 2001 from its leases of these facilities. Mr. Dent, however, receives no personal benefit as a result of these transactions.

      Dan S. Wilford, a director of the Company, is President and Chief Executive Officer of Memorial Hermann Healthcare System which manages Beaumont Memorial Hospital and also indirectly owns 16.19% of the hospital. The Company owns a medical office building on the hospital campus which is leased to the hospital. During 2001, Beaumont Memorial Hospital paid lease revenues of $1.6 million to the Company. The hospital also paid management fees of $184,000, plus reimbursement of expenses, to Memorial Hermann. Mr. Wilford, however, receives no personal benefit as a result of these transactions. Mr. Wilford will retire from Memorial Hermann on November 1, 2002.

GENERAL INFORMATION

Shareholder Proposals for 2003 Annual Meeting

      Shareholder proposals intended to be presented at the 2003 annual meeting of shareholders must comply with the SEC’s proxy rules, be stated in writing and be received by the Company at its executive offices at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203 not earlier than November 1, 2002 nor later than December 1, 2002, in order to be included in the Proxy Statement and proxy for that meeting. Additionally, the proxy for next year’s annual meeting will confer discretionary authority to vote on any shareholder proposal which the Company receives notice of later than the close of business on February 13, 2003.

Counting of Votes

      All matters specified in this Proxy Statement will be voted on at the annual meeting by written ballot. Inspectors of election will be appointed, among other things, to determine the number of shares of Voting Stock outstanding, the shares of Voting Stock represented at the annual meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result.

      The inspectors of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality or of “votes cast.”

      Inspectors of election will treat shares referred to as “broker non-votes” (i.e. shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

Miscellaneous

      The Company will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. The Company has retained Georgeson Shareholder to aid in the solicitation. For its services, the Company will pay Georgeson Shareholder a fee of $6,000 and reimburse it for certain out-of-pocket disbursements and expenses. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.

      Management of the Company is not aware of any matters other than those described in this Proxy Statement which may be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of the Board of Directors.

      A copy of the Company’s Annual Report has been mailed to all shareholders entitled to notice of and to vote at this meeting.

HEALTHCARE REALTY TRUST
INCORPORATED

David R. Emery
Chairman and Chief Executive Officer

March 29, 2002

Proxy Statement 1188-PS-02

COMMON STOCK PROXY

HEALTHCARE REALTY TRUST INCORPORATED

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints David R. Emery and Timothy G. Wallace, and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held at 3310 West End Avenue, Suite 700, Nashville, Tennessee, on Tuesday, May 14, 2002, at 10:00 a.m., and at any adjournment thereof.

     This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, the above named proxies will vote (a) FOR the election as directors of the nominees named below, (b) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors, and (c) in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.

1.	Election of Class 3 Directors.

Nominees: David R. Emery, Batey M. Gresham, Jr. and Dan S. Wilford

☐ FOR ALL NOMINEES	☐ WITHHOLD FROM ALL NOMINEES

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee’s name on the space provided above.)

2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors.

☐  FOR                    ☐  AGAINST                    ☐  ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  ☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING  ☐

Date:

Signature
Date:

Signature

IMPORTANT
Please sign exactly as your name or names appear on this proxy and mail promptly in the enclosed envelope. If you sign as agent or in any other capacity, please state the capacity in which you sign.

PREFERRED STOCK PROXY

HEALTHCARE REALTY TRUST INCORPORATED

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints David R. Emery and Timothy G. Wallace, and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of 8 7/8% Series A Voting Cumulative Preferred Stock which the undersigned is entitled to vote at the annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held at 3310 West End Avenue, Suite 700, Nashville, Tennessee, on Tuesday, May 14, 2002, at 10:00 a.m., and at any adjournment thereof.

     This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, the above named proxies will vote (a) FOR the election as directors of the nominees named below, (b) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors, and (c) in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.

1.	Election of Class 3 Directors.

Nominees: David R. Emery, Batey M. Gresham, Jr. and Dan S. Wilford

☐ FOR ALL NOMINEES	☐ WITHHOLD FROM ALL NOMINEES

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee’s name on the space provided above.)

2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors.

☐  FOR                    ☐  AGAINST                    ☐  ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  ☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING  ☐

Date:

Signature
Date:

Signature

IMPORTANT
Please sign exactly as your name or names appear on this proxy and mail promptly in the enclosed envelope. If you sign as agent or in any other capacity, please state the capacity in which you sign.